HAMPSHIRE GROUP, LIMITED
STOCK SYMBOL: HAMP.PK	FOR IMMEDIATE RELEASE

CONTACT:	Berns Communications Group, LLC

Jessica Liddell / Melissa Jaffin

(212) 994-4660

HAMPSHIRE REPORTS FOURTH QUARTER AND FISCAL YEAR 2009 RESULTS

Company Completes Restructuring Plan

New York, NY, March 22, 2010... Hampshire Group, Limited (Pink Sheets: HAMP.PK, www.hamp.com) today announced its results for the fiscal year ended December 31, 2009 and filed its annual report on Form 10-K. This press release should be read in conjunction with the filed annual report referred to in this release.

Commenting on the results, Heath L. Golden, President and CEO of Hampshire Group, remarked, “In the face of a continued downturn in the retail sector, we remained focused on several key objectives intended to turnaround our business. While our results reflect the difficult economic environment, we are extremely pleased with the progress we have made to strengthen our balance sheet, streamline our cost structure, realign our operations and reduce our cost of goods. Beyond the quantifiable progress reflected in our financial results, we have made fundamental changes to our business including our design, sourcing, marketing, and merchandising functions, which we believe have better positioned us for the future. Our focus remains on returning our core businesses to profitability and expanding into new growth categories and sales channels to maximize value for all of our shareholders.”

“We look forward to strengthening our relationships with our shareholders at our upcoming annual meeting,” Golden added.

Fiscal Year 2009 Accomplishments

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Reduced selling, general and administrative expenses by 31.1% from $57.6 million in 2008 to $39.7 million in 2009, primarily as the result of the Company’s 2008 and 2009 restructuring and cost reduction plans, which will generate over $14.2 million in savings on an annualized basis;

•	Finished 2009 with a strong balance sheet that reflects over $33 million in cash and no borrowings under the Company’s credit facility;
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Strengthened working capital by the recognition of a $6.7 million income tax refund receivable and the release of a $5.1 million reserve related to a supplier dispute for an aggregate improvement of $11.8 million;

•	Improved cash flow, primarily due to better terms with vendors;
•	Launched the JOE Joseph Abboud® and Alexander Julian Colours® lines, a part of our growth initiatives;
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Reorganized the women’s businesses, including the hiring of Howard L. Zwilling as President of Women’s Apparel, in tandem with a corporate-wide revamping and upgrading of talent in our sourcing, design, marketing and merchandising functions;

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Restructured sourcing operations by reducing the Company’s China-based organizational structure and shifting the structure from a corporate function to a divisional one, which is expected to drive more effective collaboration;

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Strengthened senior management team, comprised of Heath L. Golden as President and CEO, Jonathan W. Norwood as CFO, Mark W. Lepine as President of Men’s Apparel and Howard L. Zwilling as President of Women’s Apparel.

Operating Results

Net sales decreased 26.3% to $64.3 million for the three months ended December 31, 2009 from $87.3 million for the same period last year. For the year ended December 31, 2009, net sales decreased by 31.4% to $165.2 million from $240.9 million for the same period last year. The decrease in net sales resulted from a decline in volume, principally in the Company’s women’s businesses and lower average selling prices due to larger customer allowances, both reflective of the weak retail market and the impact of customers that filed for bankruptcy during 2008.

For the three months ended December 31, 2009, the Company had income from operations of $5.2 million compared to a loss from operations of $8.4 million for the same period last year. For the year ended December 31, 2009, the Company’s loss from operations was $11.7 million compared to $17.6 million for the same period last year. The reduction in loss from operations in 2009 was primarily the result of an increase in gross profit due to a release of a $5.1 million reserve related to a supplier dispute and a decline in selling, general and administrative expenses from the prior year. Expenses decreased due to the impact of the cost reductions plans, lower warehousing costs and the one time $8.2 million impairment charge in 2008 related to the Company’s entire goodwill balance.

As reported income (loss) from operations includes several non-operational items, such as the impairment of goodwill, the release of a supplier dispute, restructuring charges, special costs, and tender offer related costs, the Company is providing earnings before income taxes, interest, depreciation and amortization (“EBITDA”) and adjusted EBITDA as an additional means of comparison. For the year ended December 31, 2009, the Company had EBITDA of negative $9.6 million compared to negative $10.9 million for the same period last year. For the year ended December 31, 2009, the Company had Adjusted EBITDA of negative $2.8 million compared to negative $3.5 million for the same period last year. (See the Non GAAP Reconciliation table in the Selected Financial Data section of this press release.)

Basic and diluted earnings per share from continuing operations for the three months ended December 31, 2009, which included the $6.7 million tax refund, was $1.95 and $1.81, respectively, compared to a basic and diluted loss per share of $3.89 for the same period last year. For the year ended December, 3l, 2009, basic and diluted loss per share from continuing operations was $1.10, compared to a loss of $3.61 for the same period last year.

On December 31, 2009, cash and cash equivalents totaled $33.4 million compared with $35.1 million on December 31, 2008. The Company’s working capital related to continuing operations was $59.6 million at December 31, 2009 compared with $61.6 million at December 31, 2008. As of December 31, 2009, the Company had no outstanding borrowings from its credit facility with approximately $43.4 million of availability.

Additional Information

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Restructuring and Cost Reduction Plan- The Company completed its 2009 restructuring plan in the fourth quarter of 2009. Restructuring charges for the three months ended December 31, 2009 were $0.6 million compared with $43,000 for the same period last year and consisted primarily of charges related to lease terminations. Restructuring charges for fiscal 2009 were $4.8 million compared with $0.6 million for the same period last year and consisted primarily of termination benefits and lease exit costs. The Company believes that the 2009 and 2008 restructuring activities will result in annualized savings from selling, general and administrative expenses of over $14.2 million.

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Non-Operational Expenses – The Company made significant progress towards resolving the non-operational matters that have led to significant costs during 2008 and 2009. To this end, the tender offer related costs of $2.1 million and restructuring charges of $4.8 million were finalized during the third and fourth quarter of 2009, respectively.

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Income Tax Refund Receivable – The Company recognized an income tax benefit of $6.3 million for the year ended December 31, 2009, which was primarily the result of a $6.7 million receivable for a refund recorded for the carry back of losses to previous periods due to U.S. federal tax laws changes during the fourth quarter of 2009. The Company anticipates receiving this refund during 2010.

About Hampshire Group

Hampshire Group, Limited is a leading U.S. provider of women’s and men’s sweaters, wovens and knits, and a designer and marketer of branded apparel. Its customers include leading retailers such as JC Penney, Kohl’s, Macy’s, Belk’s and Dillard’s, for whom it provides trend-right, branded apparel. Hampshire’s owned brands include Spring+Mercer®, Designers Originals®, Mercer Street Studio®, Requirements®, and RQT®. Hampshire also licenses the Geoffrey Beene® and Dockers® labels for men’s sweaters, both of which are market leaders in their categories, and licenses JOE Joseph Abboud® for men’s sportswear and Alexander Julian Colours® for men’s tops.

Cautionary Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that reflect the Company's current views with respect to future events. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events. Readers are urged to review and consider carefully the various disclosures made by the Company in its Form 10-K and other Securities and Exchange Commission filings, which advise interested parties of certain factors that affect the Company's business. Risks and uncertainties that could cause actual results to differ materially from those anticipated in our forward looking statements include, but are not limited to, the following: economic cycles that affect consumer spending; an established public trading market for the Company’s common stock; decreases in business from or the loss of any of our key customers; financial instability experienced by our customers; chargebacks and margin support payments; reliance on technology; loss or inability to renew certain licenses; the ability to anticipate consumer trends; use of foreign suppliers to manufacture our products; failure of our vendors to use acceptable ethical business practices; failure to deliver quality products in a timely manner; potential problems with our distribution system; labor disruptions; failure, inadequacy, interruption or security lapse in information technology; failure to successfully compete; challenges integrating businesses we have or may acquire; unanticipated results from the resolution of tax matters; loss of certain key personnel; the stockholders’ rights plan; and global, political and economic conditions.

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Hampshire Group, Limited and Subsidiaries

Selected Financial Data

(In thousands, except per share data)	2009	2008
Net sales	$ 165,178	$ 240,901
Cost of goods sold	125,777	188,700
Gross profit	39,401	52,201
Selling, general, and administrative expenses	39,715	57,632
Restructuring charges	4,820	580
Goodwill impairment loss	—	8,162
Special costs	4,547	2,995
Tender offer related costs	2,053	386
Loss from operations	(11,734)	(17,554)
Other income (expense):
Interest income	176	1,141
Interest expense	(323)	(195)
Other, net	(376)	1,622
Loss from continuing operations before income taxes	(12,257)	(14,986)
Income tax provision (benefit)	(6,251)	9,906
Loss from continuing operations	(6,006)	(24,892)
Loss from discontinued operations	(40)	(5,005)
Net loss	$ (6,046)	$ (29,897)
Basic loss per share:
Loss from continuing operations	$ (1.10)	$ (3.61)
Loss from discontinued operations	(0.01)	(0.73)
Net loss	$ (1.11)	$ (4.34)
Diluted loss per share:
Loss from continuing operations	$ (1.10)	$ (3.61)
Loss from discontinued operations	(0.01)	(0.73)
Net loss	$ (1.11)	$ (4.34)
Basic and diluted weighted average number of common shares outstanding	5,482	6,884

SELECTED BALANCE SHEET DATA: (excluding discontinued operations)
Cash and cash equivalents	$ 33,365	$ 35,098
Accounts receivable, net	$ 21,708	$ 27,881
Borrowings under credit facility	$ —	$ —
Working capital	$ 59,627	$ 61,643

NON GAAP RECONCILIATION:
Net loss	$(6,046)	$(29,897)
Income tax provision (benefit)	(6,251)	9,906
Interest expense (income), net	147	(946)
Depreciation and amortization	2,549	10,064
EBITDA	(9,601)	(10,873)
Cost of sales – supplier dispute release (1)	(5,081)	—
Restructuring charges	4,820	580
Special costs	4,547	2,995
Tender offer related costs	2,053	386
Other, net	376	(1,622)
Loss from discontinued operations	40	5,005
Adjusted EBITDA	$(2,846)	$(3,529)

(1)In the fourth quarter of 2009, the Company determined that a $5.1 million liability related to a supplier dispute was no longer required for, among other things, the lapse of regulatory and contractual statutes of limitations regarding potential claims by interested parties, and reversed the reserve against cost of sales.

The Company believes that supplementing its financial statements prepared according to generally accepted accounting principles in the United States (“GAAP) with certain non-GAAP financial measures, as defined by the Securities and Exchange Commission (“SEC”), provides a more comprehensive understanding of Company’s results of operations. Such measures include EBITDA and Adjusted EBITDA and should not be considered an alternative to comparable GAAP financial measures, but should rather be read in conjunction with the GAAP financial measures. Readers are urged to review and consider carefully the various disclosures made by the Company in its Form 10-K and other SEC filings, which advise interested parties of certain factors that affect the Company’s business.